As filed with the Securities and Exchange Commission on June 30, 2005

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
June 28, 2005

FIRST CHARTER CORPORATION
(Exact name of registrant as specified in its charter)

North Carolina	0-15829	56-1355866
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

10200 David Taylor Drive, Charlotte, North Carolina 28262-2373
(Address, including zip code, of principal executive offices)

(704) 688-4300
(Registrant's telephone number, including area code)

____________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

/ /	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

/ /	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

/ /	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

/ /	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01        Entry into a Material Definitive Agreement

           On June 28, 2005, First Charter Corporation (the "Company") and First Charter Capital Trust I, a Delaware statutory trust formed by the Company on June 23, 2005 (the "Trust"), completed the issuance and sale in a private placement of $35,000,000 aggregate principal amount of floating rate preferred securities (the "Trust Preferred Securities") issued by the Trust.  The Trust Preferred Securities mature on September 15, 2035, are redeemable at the Company's option (subject to prior approval from the Board of Governors of the Federal Reserve System) beginning September 15, 2010, and require quarterly distributions of interest by the Trust to the holder of the Trust Preferred Securities.  Distributions will be payable quarterly in arrears on September 15, December 15, March 15 and June 15, commencing September 15, 2005, at a fixed interest rate equal to 5.17% per annum from the issue date to, but excluding, September 15, 2005 and then will be payable at a floating interest rate equal to 3-month London Interbank Offered Rate ("LIBOR") plus 1.69% per annum.  The Trust simultaneously issued 1,083 of the Trust's floating rate common securities (the "Common Securities") to the Company for a purchase price of $1,083,000, which constitute all of the issued and outstanding Common Securities of the Trust.

         The Trust used the proceeds from the sale of the Trust Preferred Securities together with the proceeds from the sale of the Common Securities to purchase $36,083,000 aggregate principal amount of junior subordinated debentures due September 15, 2035 issued by the Company (the "Junior Subordinated Debentures").  The net proceeds to the Company from the sale of the Junior Subordinated Debentures to the Trust will be used by the Company to reduce existing debt, support franchise growth and for other general corporate purposes.  Concurrently with the issuance of the Junior Subordinated Debentures and the Trust Preferred Securities, the Company entered into a Guarantee Agreement dated June 28, 2005 between the Company and  Wilmington Trust Company under which the Company guaranteed the payment of various obligations associated with the Trust Preferred Securities to the extent the Trust has funds available for such payments.

       The Junior Subordinated Debentures were issued pursuant to an Indenture dated June 28, 2005 (the "Indenture") between the Company and Wilmington Trust Company, as trustee.  The terms of the Junior Subordinated Debentures are substantially the same as the terms of the Trust Preferred Securities.  The interest payments on the Junior Subordinated Debentures paid by the Company will be used by the Trust to pay the quarterly distributions to the holders of the Trust Preferred Securities.  The Indenture permits the Company to redeem the Junior Subordinated Debentures (and thus a like amount of Trust Preferred Securities) on or after September 15, 2010.  If the Company redeems any amount of the Junior Subordinated Debentures, the Trust must redeem a like amount of the Trust Preferred Securities.

      The terms of the Trust Preferred Securities are governed by an Amended and Restated Declaration of Trust dated June 28, 2005 (the "Declaration") among the Company, as sponsor, Wilmington Trust Company, as property trustee, Wilmington Trust Company, as institutional trustee and the Administrators named therein.

     The preceding discussion is qualified in its entirety by reference to the terms of the Indenture, the Declaration, the Junior Subordinated Debentures, the Trust Preferred Securities and the Guarantee Agreement.  Copies of the Indenture, the Declaration, the Junior Subordinated Debentures, the Trust Preferred Securities and the Guarantee Agreement, which are attached as Exhibits 4.1, 4.2, 4.3, 4.4 and 4.5, respectively, and incorporated herein by reference.

Item 2.03        Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

            The information required by this item is included in Item 1.01 and incorporated herein by reference.

Item 9.01            Financial Statements and Exhibits

             (c)            Exhibits

4.1	Indenture dated June 28, 2005 between the Company and Wilmington Trust Company, as trustee
4.2

Amended and Restated Declaration of Trust dated June 28, 2005 by and among the Company, as sponsor, Wilmington Trust Company, as Delaware trustee, Wilmington Trust Company, as institutional trustee and the Administrators named therein

4.3	Form of Junior Subordinated Debenture (included as an exhibit to Exhibit 4.1)
4.4	Form of Capital Security Certificate (included as an exhibit to Exhibit 4.2)
4.5	Guarantee Agreement dated June 28, 2005 between the Company and Wilmington Trust Company
99.1	Press Release dated June 28, 2005

 SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRST CHARTER CORPORATION

	By:	/s/ STEPHEN J. ANTAL

Stephen J. Antal
Senior Vice President, General Counsel and Corporate Secretary

Dated: June 30, 2005